EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the common stock of CGGVeritas and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing.  In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of

June 11, 2010.

CAISSE DES DEPOTS ET CONSIGNATIONS
By:	/s/ Eric Flamarion Name: Eric Flamarion Title: Head of Finance Division

FONDS STRATEGIQUE D’INVESTISSEMENT
By:	/s/ Gilles Michel Name: Gilles Michel Title: Chief Executive Officer